Exhibit 10.1

Execution Version

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT, dated as of March 29, 2019 (the “Employment Agreement”), by and between Gypsum Management and Supply, Inc., a Georgia corporation (the “Company”), and John C. Turner, Jr. (the “Executive”) (each of the Executive and the Company, a “Party,” and collectively, the “Parties”).

WHEREAS, the Company desires to employ the Executive as President of the Company and wishes to be assured of the Executive’s services on the terms and conditions hereinafter set forth; and

WHEREAS, the Executive desires to be employed by the Company as President and to perform and to serve the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:

Section 1.                   Employment.

1.1.                            Subject to Section 3 hereof, the Company agrees to employ the Executive, and the Executive agrees to be employed by the Company, in each case pursuant to this Employment Agreement, for a period commencing as of May 1, 2019 (the “Effective Date”), and ending on the first anniversary of the Effective Date (the “Initial Term”); provided, however, that the period of the Executive’s employment pursuant to this Employment Agreement shall be automatically extended for successive one-year periods thereafter (each, a “Renewal Term”), in each case unless either Party hereto provides the other Party hereto with written notice that such period shall not be so extended at least 90 days in advance of the expiration of the Initial Term or the then-current Renewal Term, as applicable (the Initial Term and any Renewal Term, collectively, the “Term”).  Each additional one-year Renewal Term shall be added to the end of the next scheduled expiration date of the Initial Term or Renewal Term, as applicable, as of the first day after the last date on which notice may be given pursuant to the preceding sentence.  The Executive’s period of employment pursuant to this Employment Agreement shall hereinafter be referred to as the “Employment Period.”

1.2.                            Duties.  During the Employment Period, the Executive shall serve as President of the Company and such other positions as an officer or director of the Company and such affiliates of the Company as the Company shall determine from time to time, and shall report directly to the Board of Directors (the “Board”) of GMS Inc. (“Holdings”)   In the Executive’s position of President, the Executive shall perform duties customary for the President of a company similar to the Company’s size and nature, plus such additional duties, consistent with the foregoing, as the Board may reasonably assign.  The Executive’s principal place of employment shall be the Company’s headquarters in Tucker, Georgia.  The Company’s intention is that Executive will also assume the role of Chief Executive Officer within approximately 90 days of the Effective Date and upon the retirement of the current Chief Executive Officer.

1.3.                            Exclusivity.  During the Employment Period, the Executive shall devote substantially all of the Executive’s business time and attention to the business and affairs of the Company, shall faithfully serve the Company, and shall conform to and comply with the lawful and reasonable directions and instructions given to the Executive by the Board consistent with Section 1.2 hereof.  During the Employment Period, the Executive shall use the Executive’s best efforts to promote and serve the interests of the Company and shall not engage in any other business activity, whether or not such activity shall be engaged in for pecuniary profit; provided, that the Executive may (a) serve any civic, charitable, educational or professional organization, (b) manage the Executive’s personal investments and (c) act as a director on the board of directors of another company with prior written consent of the Board, in each case so long as any such activities do not (x) violate the terms of this Employment Agreement (including Section 4) or (y) materially interfere with the Executive’s duties and responsibilities to the Company.

Section 2.                   Compensation.

2.1.                            Salary.  As compensation for the performance of the Executive’s services hereunder, during the Employment Period, the Company shall pay to the Executive a salary at an annual rate of $750,000, payable in accordance with the Company’s standard payroll policies (the “Base Salary”).  The Base Salary will be reviewed annually and may be adjusted upward (but not downward) by the Board (or a committee thereof) in its discretion.

2.2.                            Annual Bonus.  For each fiscal year ending during the Employment Period beginning with Fiscal Year 2020 which begins May 1, 2019, the Executive shall be eligible for potential awards of additional compensation to be determined based upon the Company’s performance and other criteria for each such fiscal year as set forth in the annual bonus plan (the “Corporate Bonus Plan”, with any amount payable under the Corporate Bonus Plan, the “Annual Bonus”), each as adopted by the Compensation Committee of the Board (“Compensation Committee”). The Executive’s target Annual Bonus opportunity under the Corporate Bonus Plan for each fiscal year that ends during the Employment Period shall equal 100% of the Base Salary, assuming 100% achievement of the performance target as set forth in the Corporate Bonus Plan (the “Corporate Target Bonus Opportunity”) (which shall be pro-rated for any fiscal year not falling entirely within the Employment Period), with the actual Annual Bonus to be based upon the Company’s performance as determined by the Compensation Committee. For Fiscal Year 2020 only and subject to Section 3, the Annual Bonus payable to the Executive will in no event be less than the Corporate Target Bonus Opportunity. The Annual Bonus shall be paid at such time as annual bonuses are paid to other similarly situated executives of the Company, but in no event later than August 31st following the fiscal year in respect of which such Annual Bonus is earned.  The Annual Bonus shall be paid in cash.

2.3.                            Employee Benefits.  During the Employment Period, the Executive shall be eligible to participate in such health and other group insurance and other employee benefit plans and programs and any fringe benefit programs of the Company as in effect from time to time on the same basis as other senior executives of the Company, and shall receive such perquisites as provided to other executives of the Company from time to time, including a car allowance in the amount of $800.00 per month.  For the avoidance of doubt, the Executive will not have use of a Company vehicle.  In addition, during each of the first three (3) months of the Employment Period, the Company shall pay the Executive $1,500 for purposes of obtaining COBRA coverage prior to eligibility for the Company’s group health plans.

2.4.                            Vacation.  During the Employment Period, the Executive shall be entitled to up to four weeks (20 days) vacation per calendar year.  The number of vacation days is prorated for any partial year of service during the Employment Period.

2.5.                            Business Expenses.  The Company shall pay or reimburse the Executive, upon presentation of documentation, for all commercially reasonable out-of-pocket business expenses that the Executive incurs during the Employment Period in performing the Executive’s duties under this Employment Agreement and in accordance with the expense reimbursement policy of the Company as approved by the Board (or a committee thereof) and in effect from time to time.  Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Employment Agreement does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance thereunder (“Section 409A”), any expense or reimbursement described in this Employment Agreement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement to the Executive in any other calendar year; (ii) the reimbursements for expenses for which the Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred; (iii) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit; and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.

2.6.                            Equity Compensation. Holdings (or its successor, as applicable) shall grant to the Executive on the Effective Date an equity award having a grant date value of $1,500,000 (the “Initial Equity Award”).  Fifty percent (50%) of the grant date value of the Initial Equity Award will be delivered in the form of restricted stock units (determined by dividing $750,000 by the closing price per share of Holdings common stock on the Effective Date) (the “RSUs”), and fifty percent (50%) of the grant date value of the Initial Equity Award will be delivered in the form of stock options (determined based on the Black-Scholes valuation model) (the “Stock Options”).  Each of the RSUs and Stock Options shall vest as to 33.3% on each annual anniversary of the date of grant if Executive is employed by the Company on such anniversary date.  The RSUs and Stock Options are subject to the terms and conditions in the Company’s Equity Incentive Plan and the award agreement for such RSUs and Stock Options, as the case may be.

2.7.                            Relocation Expenses.  The Company will assist with the expenses associated with the Executive’s move from Texas to Georgia subject to the terms and conditions of the Company’s Relocation Policy.  As part of the relocation, the Company will also pay a reasonable amount for temporary housing in Georgia for up to six months.  If the Executive voluntarily terminates employment with the Company during the 12 month period immediately following the payment of funds for relocation, the Executive shall reimburse the Company the full amount of any such relocation benefits.  If the Executive voluntarily terminates employment with the Company between 12-24 months immediately following the payment of funds for relocation, the Executive will be responsible for reimbursing the Company 50% of any such relocation benefits.  The reimbursement will be due and payable immediately upon voluntary termination.  The Executive also agrees that the Company will be entitled to recover its reasonable costs and attorneys’ fees incurred in connection with any successful efforts to recover any portion of the relocation benefits paid to the Executive.

Section 3.                   Employment Termination.

3.1.                            Termination of Employment.  The Company may terminate the Executive’s employment hereunder for any reason during the Employment Period upon not less than 30 days’ written notice to the Executive (other than in the event of a termination by the Company for Cause), and the Executive may voluntarily terminate the Executive’s employment hereunder for any reason during the Employment Period upon not less than 30 days’ written notice to the Company (subject to the longer notice requirements in connection with a termination of employment by the Executive for Good Reason as set forth in Section 3.2(b)(iii)) (the date on which the Executive’s employment terminates for any reason is herein referred to as the “Termination Date”).  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall be entitled to (i) payment of any Base Salary earned but unpaid through the date of termination, (ii) earned but unpaid Annual Bonus for any fiscal year completed prior to the Termination Date (payable in the ordinary course pursuant to Section 2.2), (iii) unused vacation days (consistent with Section 2.4 hereof) paid out at the per-business-day Base Salary rate, (iv) benefits in accordance with the applicable terms of applicable Company plans or arrangements, and (v) any unreimbursed expenses in accordance with Section 2.5 hereof (collectively, the “Accrued Amounts”); provided, however, that if the Executive’s employment hereunder is terminated by the Company for Cause, then any Annual Bonus earned pursuant to Section 2.2 in respect of a prior fiscal year, but not yet paid or due to be paid, shall be forfeited.

3.2.                            Certain Terminations.

(a)                                 Termination by the Company other than for Cause, Death or Disability; Termination by the Executive for Good Reason.  If the Executive’s employment is terminated (i) by the Company other than for Cause, death or Disability, (ii) by the Executive for Good Reason or (iii) if the Company has given the Executive notice of its intent not to renew this Employment Agreement as of the end of the Initial Term or any Renewal Term, by the Executive within 15 days following the end of the Initial Term or any such Renewal Term, as applicable, then in addition to the Accrued Amounts, the Executive shall be entitled to (A) the payment of an amount equal to one and one-half times the Executive’s Base Salary at the rate in effect immediately prior to the Termination Date in equal installments on the Company’s regular payment dates occurring during the 18-month period beginning on the first payroll date to occur after the 60th day following the Termination Date; provided that the first such payment shall consist of all amounts payable to the Executive pursuant to this Section 3.2(a) between the Termination Date and the first payroll date to occur after the 60th day following the Termination Date; (B) the payment of an amount equal to one times the Corporate Target Bonus Opportunity for the year in which the Termination Date occurs payable in equal installments on the Company’s regular payment dates occurring during the 18-month period beginning on the first payroll date to occur after the 60th day following the Termination Date; provided that the first such payment shall consist of all amounts payable to the Executive pursuant to this Section 3.2(a) between the Termination Date and the first payroll date to occur after the 60th day following the Termination Date; and (C) a prorated portion of the Executive’s actual Annual Bonus, determined in accordance with Section 2.2 and payable at the same time as annual bonuses are paid to other senior executives of the Company, with the prorated Annual Bonus determined by multiplying the actual Annual Bonus, if any, by a fraction, the numerator of which is the number of days the Executive is employed by the Company during the applicable year and the denominator of which is 365 ((A), (B) and (C) collectively, the “Severance Amount”).  In addition, if the Executive elects to continue participation in any group medical, dental, vision and/or prescription drug plan benefits to which the Executive and/or the Executive’s eligible dependents would be entitled under COBRA, then for a period of eighteen (18) months after the Termination Date (the “Health Benefits Continuation Period”), the Company shall pay to the Executive an amount in cash equal to the excess of (A) the COBRA cost of such coverage over (B) the amount that the Executive would have had to pay for such coverage if Executive had remained employed during the Health Benefits Continuation Period and paid the active employee rate for such coverage; provided, however, that (i) that if Executive becomes eligible to receive group health benefits under a program of a subsequent employer or otherwise (including coverage available to Executive’s spouse), the Company’s obligation to pay any portion of the cost of health coverage as described herein shall cease, except as otherwise provided by law; (ii) the Health Benefits Continuation Period shall run concurrently with any period for which the Executive is eligible to elect health coverage under COBRA; and (iii) the Company-paid portion of the monthly premium for such group health benefits, determined in accordance with Code Section 4980B and the regulations thereunder, shall be treated as taxable compensation by including such amount in the Executive’s income in accordance with applicable rules and regulations (the “Health Benefit”). The Company’s obligations to pay the Severance Amount and the Health Benefit shall be conditioned upon: (i) the Executive’s continued compliance with the Executive’s obligations under Section 4 of this Employment Agreement and (ii) the Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims (the “Release”) in the form provided by the Company, within 45 days after the Executive’s Termination Date.

(b)                                 Termination for Cause; Termination by Reason of Death or Disability; Resignation by Executive other than Resignation for Good Reason.  If the Executive’s employment is terminated by the Company for Cause, or by Executive other than for Good Reason, or in the event of Executive’s death or Disability, then the Company shall have no further obligations to the Executive or the Executive’s legal representatives under this Agreement, other than for payment of the Accrued Amounts.

(c)                                  Definitions.  For purposes of Section 3, the following terms have the following meanings:

(i)                                     “Cause” shall mean a good faith determination by the Board that Executive has engaged in any of the following: (A) willful misconduct or gross negligence in the performance of any of the Executive’s duties to the Company, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such willful misconduct or gross negligence, which notice is given to Executive no later than 30 days after the Board becomes aware of such willful misconduct or gross negligence; (B) intentional failure or refusal to perform reasonably assigned duties by the Board, which is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such failure or refusal, which notice is given to the Executive no later than 30 days after the Board becomes aware of such failure or refusal; (C) any conviction of, or plea of guilty or nolo contendere to, (1) any felony (other than motor vehicle offenses) or (2) any crime (whether or not a felony) involving fraud, theft, or embezzlement, whether of the United States or any state thereof or any similar foreign law to which the Executive may be subject; (D) any willful failure to comply with any written rules, regulations, policies or procedures of the Company which, if not complied with, would reasonably be expected to have a material adverse effect on the business or financial condition of the Company, which in the case of a failure that is capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Company written notice of such failure, which notice is given to the Executive no later 30 days after the Board becomes aware of such failure; or (E) a material breach of this Agreement, which, if capable of being cured, is not cured to the reasonable satisfaction of the Board within 30 days after the Executive receives from the Board written notice of such breach, which notice is given to Executive no later than 30 days after the Board becomes aware of such breach.  If the Company terminates the Executive’s employment for Cause, the Company shall provide written notice to the Executive of that fact on or before the termination of employment

(ii)                                  “Disability” shall mean the Executive’s inability, due to physical or mental ill health, to perform the essential functions of the Executive’s job, with or without a reasonable accommodation, for 180 days out of any 270 day consecutive day period.

(iii)                               “Good Reason” shall mean one of the following has occurred without the Executive’s written consent: (A) a material breach by the Company of any of the covenants in this Employment Agreement, (B) any material reduction in the Executive’s Base Salary or bonus opportunity, (C) a material diminution in Executive’s title, authority, duties, or responsibilities, or a requirement that Executive report to anyone other than the Board, or (D) after the Executive moves to Atlanta, Georgia, a relocation of the Executive’s primary work location that would increase the Executive’s one-way commute by more than 30 miles.  A termination of employment by the Executive for Good Reason shall be effectuated by giving the Company written notice of the termination, setting forth the conduct of the Company that constitutes Good Reason, within 30 days of the first date on which the Executive has knowledge of such conduct.  The Executive shall further provide the Company at least 30 days following the date on which such notice is provided to cure such conduct, if such conduct is capable of being cured.  Failing such cure, a termination of employment by the Executive for Good Reason shall be effective on the day following the expiration of such cure period.

3.3.                            Section 409A.  The payments contemplated by this Employment Agreement are intended either not to be subject to Section 409A or, if subject to Section 409A, to be administered, operated and construed in accordance with Section 409A and all regulations and other guidance issued thereunder. If the Executive is a “specified employee” for purposes of Section 409A, any Severance Amount required to be paid pursuant to Section 3.2 which is non-qualified deferred compensation that is subject to Section 409A shall commence on the day after the first to occur of (i) the day which is six months from the Termination Date and (ii) the date of the Executive’s death.  For purposes of this Employment Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409A.  For purposes of Section 409A, the right to a series of installment payments under this Employment Agreement shall be treated as a right to a series of separate payments.

3.4.                            Exclusive Remedy.  The foregoing payments and benefits continuation upon termination of the Executive’s employment shall constitute the exclusive severance payments and benefits continuation due to the Executive upon a termination of the Executive’s employment.

3.5.                            Resignation from All Positions.  Upon the termination of the Executive’s employment with the Company for any reason, the Executive shall resign, as of the date of such termination, from all positions the Executive then holds as an officer, director, employee and member of the board of directors (and any committee thereof) of Holdings and its direct and indirect subsidiaries and affiliates (the “Company Group”).  The Executive shall be required to execute such writings as are required to effectuate the foregoing.

3.6.                            Cooperation.  Following the termination of the Executive’s employment with the Company for any reason, the Executive shall reasonably cooperate with the Company upon reasonable request of the Board and be reasonably available to the Company (taking into account any other full-time employment of the Executive) with respect to matters arising out of the Executive’s services to the Company and its subsidiaries.

Section 4.                   Unauthorized Disclosure; Non-Competition; Non-Solicitation; Interference with Business Relationships; Proprietary Rights.

4.1.                            Unauthorized Disclosure.  The Executive agrees and understands that in the Executive’s position with the Company, the Executive has and will be exposed to and has and will receive information relating to the confidential affairs of the Company Group, including, without limitation, technical information, intellectual property, business and marketing plans, strategies, customer information, software, other information concerning the products, promotions, development, financing, expansion plans, business policies and practices of the Company Group and other forms of information considered by the Company Group to be confidential or in the nature of trade secrets (including, without limitation, ideas, research and development, know-how, formulas, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals) (collectively, the “Confidential Information”).  Confidential Information shall not include information that is generally known to the public or within the relevant trade or industry other than due to the Executive’s violation of this Section 4.1 or disclosure by a third party who is known by the Executive to owe the Company an obligation of confidentiality with respect to such information.  The Executive agrees that at all times during the Executive’s employment with the Company and thereafter, the Executive shall not disclose such Confidential Information, either directly or indirectly, to any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof (each a “Person”) without the prior written consent of the Company and shall not use or attempt to use any such information in any manner other than in connection with the Executive’s employment with the Company, unless required by law to disclose such information, in which case the Executive shall provide the Company with written notice of such requirement as far in advance of such anticipated disclosure as possible.  This confidentiality covenant has no temporal, geographical or territorial restriction.  The Executive understands and acknowledges that nothing in this section limits the Executive’s ability to report possible violations of federal, state, or local law or regulation to any governmental agency or entity; to communicate with any government agencies or otherwise participate in any investigation or proceeding that may be conducted by any government agencies in connection with any charge or complaint, whether filed by the Executive, on the Executive’s behalf, or by any other individual; or to make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation, and the Executive shall not need the prior authorization of the Company to make any such reports or disclosures and shall not be required to notify the Company that the Executive has made such reports or disclosures.  In addition, and anything herein to the contrary notwithstanding, the Executive is hereby given notice that the Executive shall not be criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (as defined by 18 U.S.C. § 1839) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in either event solely for the purpose of reporting or investigating a suspected violation of law; or disclosing a trade secret (as defined by 18 U.S.C. § 1839) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

4.2.                            Return of Property.  Upon termination of the Executive’s employment with the Company, the Executive shall promptly supply to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data and any other tangible product or document which has been produced by, received by or otherwise submitted to the Executive during or prior to the Executive’s employment with the Company, and any copies thereof in the Executive’s (or reasonably capable of being reduced to the Executive’s) possession; provided that nothing in this Employment Agreement or elsewhere shall prevent the Executive from retaining and utilizing: documents relating to the Executive’s personal benefits, entitlements and obligations; documents relating to the Executive’s personal tax obligations; the Executive’s desk calendar, rolodex, and the like; and such other records and documents as may reasonably be approved by the Company. To the extent that the Executive has electronic files or information in the Executive’s possession or control that belong to the Company or contain Confidential Information (specifically including but not limited to electronic files or information stored on personal computers, mobile devices, electronic media, or in cloud storage), on or prior to the Termination Date, or at any other time the Company requests, the Executive shall (i) provide the Company with an electronic copy of all of such files or information (in an electronic format that readily accessible by the Company); (ii) after doing so, delete all such files and information, including all copies and derivatives thereof, from all non-Company-owned computers, mobile devices, electronic media, cloud storage, and other media, devices, and equipment, such that such files and information are permanently deleted and irretrievable; and (iii) provide a written certification to the Company that the required deletions have been completed and specifying the files and information deleted and the media source from which they were deleted.

4.3.                            Non-Competition. By and in consideration of the Company’s entering into this Employment Agreement, and in further consideration of the Executive’s exposure to the Confidential Information of the Company Group, the Executive agrees that the Executive shall not, during the Employment Period and for 18 months following the Executive’s Termination Date (the “Restriction Period”), directly or indirectly, own, manage, operate, join, control, be employed by, or participate in the ownership, management, operation or control of, or be connected in any manner with, including, without limitation, holding any position as a stockholder, director, officer, consultant, independent contractor, employee, partner, or investor in, any Restricted Enterprise (as defined below); provided, that in no event shall ownership of one percent or less of the outstanding securities of any class of any issuer whose securities are registered under the Securities Exchange Act of 1934, as amended, standing alone, be prohibited by this Section 4.3, so long as the Executive does not have, or exercise, any rights to manage or operate the business of such issuer other than rights as a stockholder thereof.  For purposes of this paragraph, “Restricted Enterprise” shall mean any Person that is actively engaged in any geographic area in which any member of the Company Group operates or markets in any business which is in material competition with the business of any member of the Company Group.  During the Restriction Period, upon request of the Company, the Executive shall notify the Company of the Executive’s then-current employment status.

4.4.                            Non-Solicitation of Employees.  During the Restriction Period, the Executive shall not directly or indirectly contact, induce or solicit (or assist any Person to contact, induce or solicit) for employment any person who is, or within 12 months prior to the date of such solicitation was, an employee of any member of the Company Group other than an employee (a) whose employment was involuntarily terminated by a member of the Company Group after the Executive’s Termination Date and (b) who has not been an employee of the Company Group for six months or longer.  The foregoing restriction will not apply to the placement of general advertisements or other notices of employment opportunities that are not targeted, directly or indirectly, to any current or former employee of the Company otherwise covered by the scope of such restriction so long as the Executive is not personally involved in the recruitment or hiring of any such employee subsequent to such general advertisement or other notice.

4.5.                            Interference with Business Relationships.  During the Restriction Period (other than in connection with carrying out the Executive’s responsibilities for the Company Group), the Executive shall not directly or indirectly induce or solicit (or assist any Person to induce or solicit) any customer or client of any member of the Company Group to terminate its relationship or otherwise cease doing business in whole or in part with any member of the Company Group, or directly or indirectly interfere with (or assist any Person to interfere with) any material relationship between any member of the Company Group and any of their customers or clients so as to cause harm to any member of the Company Group.

4.6.                            Extension of Restriction Period.  The Restriction Period shall be tolled for any period during which the Executive is in breach of any of Sections 4.2, 4.3, 4.4 or 4.5 hereof.

4.7.                            Proprietary Rights.  The Executive shall disclose promptly to the Company any and all inventions, discoveries, and improvements (whether or not patentable or registrable under copyright or similar statutes), and all patentable or copyrightable works, initiated, conceived, discovered, reduced to practice, or made by him, either alone or in conjunction with others, during the Executive’s employment with the Company and related to the business or activities of the Company Group (the “Developments”).  Except to the extent any rights in any Developments constitute a work made for hire under the U.S. Copyright Act, 17 U.S.C. § 101 et seq. that are owned ab initio by a member of the Company Group, the Executive assigns and agrees to assign all of the Executive’s right, title and interest in all Developments (including all intellectual property rights therein) to the Company or its nominee without further compensation, including all rights or benefits therefor, including without limitation the right to sue and recover for past and future infringement.  The Executive acknowledges that any rights in any Developments constituting a work made for hire under the U.S. Copyright Act, 17 U.S.C § 101 et seq. are owned upon creation by the Company as the Executive’s employer.  Whenever requested to do so by the Company, the Executive shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain trademarks, patents or copyrights of the United States or any foreign country or otherwise protect the interests of the Company Group.  These obligations shall continue beyond the end of the Executive’s employment with the Company with respect to inventions, discoveries, improvements or copyrightable works initiated, conceived or made by the Executive while employed by the Company, and shall be binding upon the Executive’s employers, assigns, executors, administrators and other legal representatives.  In connection with the Executive’s execution of this Employment Agreement, the Executive has informed the Company in writing of any interest in any inventions or intellectual property rights that the Executive holds as of the date hereof.  If the Company is unable for any reason, after reasonable effort, to obtain the Executive’s signature on any document needed in connection with the actions described in this Section 4.7, the Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Executive’s agent and attorney in fact to act for and on the Executive’s behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 4.7 with the same legal force and effect as if executed by the Executive.

4.8.                            Confidentiality of Agreement.  Other than with respect to information required to be disclosed by applicable law, the Executive agrees not to disclose the terms of this Employment Agreement to any Person; provided the Executive may disclose this Employment Agreement and/or any of its terms to the Executive’s immediate family, financial advisors and attorneys, so long as the Executive instructs every such Person to whom the Executive makes such disclosure not to disclose the terms of this Employment Agreement further.  Anytime after this Employment Agreement is filed with the Securities and Exchange Commission or any other government agency by the Company and becomes a public record, this provision shall no longer apply.

4.9.                            Remedies.  The Executive agrees that any breach of the terms of this Section 4 would result in irreparable injury and damage to the Company Group for which the Company would have no adequate remedy at law; the Executive therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Executive and/or any and all Persons acting for and/or with the Executive, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity, including, without limitation, the obligation of the Executive to return any portion of the Severance Amount paid by the Company to the Executive as set forth in the last sentence of this Section 4.9.  The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including, without limitation, the recovery of damages from the Executive.  The Executive and the Company further agree that the provisions of the covenants contained in this Section 4 are reasonable and necessary to protect the businesses of the Company Group because of the Executive’s access to Confidential Information and the Executive’s material participation in the operation of such businesses.  In the event that the Executive willfully and materially breaches any of the covenants set forth in this Section 4, then in addition to any injunctive relief, the Executive will promptly return to the Company any portion of the Severance Amount that the Company has paid to the Executive.

4.10.                     Existing Covenants. The Executive represents and warrants that the Executive’s employment with the Company does not and will not breach any agreement that the Executive has with any former employer to keep in confidence proprietary or confidential information or not to compete with any such former employer.  The Executive will not disclose to the Company or use on its behalf any proprietary or confidential information of any other party required to be kept confidential by the Executive.

Section 5.                   Representations.  The Executive represents and warrants that (i) the Executive is not subject to any contract, arrangement, policy or understanding, or to any statute, governmental rule or regulation, that in any way limits the Executive’s ability to enter into and fully perform the Executive’s obligations under this Employment Agreement and (ii) the Executive is not otherwise unable to enter into and fully perform the Executive’s obligations under this Employment Agreement.

Section 6.                   Non-Disparagement.  From and after the Effective Date and following termination of the Executive’s employment with the Company, the Executive agrees not to make any statement, whether direct or indirect, whether true or false, that is intended to become public, or that should reasonably be expected to become public, and that criticizes, ridicules, disparages or is otherwise derogatory of the Company, any of its subsidiaries, affiliates, employees, officers, directors or stockholders.  This Section 6 shall not in any way limit any of the protected rights contained in the last two sentences of Section 4.1 of this Agreement, or Executive’s ability to provide truthful testimony pursuant to a subpoena, court order or as otherwise required by law.

Section 7.                   Withholding.  All amounts paid to the Executive under this Employment Agreement during or following the Employment Period shall be subject to withholding and other employment taxes imposed by applicable law.  The Executive shall be solely responsible for the payment of all taxes imposed on him relating to the payment or provision of any amounts or benefits hereunder.

Section 8.                   Miscellaneous.

8.1.                            Indemnification.  To the extent provided in the Company’s By-Laws and Certificate of Incorporation, the Company shall indemnify the Executive for losses or damages incurred by the Executive as a result of all causes of action arising from the Executive’s performance of duties for the benefit of the Company, whether or not the claim is asserted during the Employment Period.  This indemnity shall not apply to the Executive’s acts of willful misconduct or gross negligence.  The Executive shall be covered under any directors’ and officers’ insurance that the Company maintains for its directors and other officers in the same manner and on the same basis as the Company’s directors and other officers.

8.2.                            Amendments and Waivers.  This Employment Agreement and any of the provisions hereof may be amended, waived (either generally or in a particular instance and either retroactively or prospectively), modified or supplemented, in whole or in part, only by written agreement signed by the parties hereto; provided, that, the observance of any provision of this Employment Agreement may be waived in writing by the party that will lose the benefit of such provision as a result of such waiver.  The waiver by any party hereto of a breach of any provision of this Employment Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach, except as otherwise explicitly provided for in such waiver.  Except as otherwise expressly provided herein, no failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder, or otherwise available in respect hereof at law or in equity, shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

8.3.                            Assignment; Third-Party Beneficiaries. This Employment Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive, and any purported assignment by the Executive in violation hereof shall be null and void.  Nothing in this Employment Agreement shall confer upon any Person not a party to this Employment Agreement, or the legal representatives of such Person, any rights or remedies of any nature or kind whatsoever under or by reason of this Employment Agreement, except (i) the personal representative of the deceased Executive may enforce the provisions hereof applicable in the event of the death of the Executive and (ii) any member of the Company Group may enforce the provisions of Section 4.  The Company is authorized to assign this Employment Agreement to a successor to substantially all of its assets.

8.4.                            Notices.  Unless otherwise provided herein, all notices, requests, demands, claims and other communications provided for under the terms of this Employment Agreement shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be sent by (i) personal delivery (including receipted courier service) or overnight delivery service, with confirmation of receipt (ii) e-mail (with electronic return receipt), (iii) reputable commercial overnight delivery service courier, with confirmation of receipt or (iv) registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below:

If to the Company:	Gypsum Management and Supply, Inc. 100 Crescent Centre Parkway, Suite 800 Tucker, GA 30084 Attn: General Counsel Email: craig.apolinsky@gms.com

with a copy to:	Gypsum Management and Supply, Inc. 100 Crescent Centre Parkway, Suite 800 Tucker, GA 30084 Attn: Chief Human Resources officer Email: Khara.Julien@gms.com

If to the Executive:

John C. Turner, Jr., at the Executive’s principal office and e-mail address at the Company (during the Employment Period), and at all times to the Executive’s principal residence as reflected in the records of the Company.

All such notices, requests, consents and other communications shall be deemed to have been given when received.  Either party may change its contact information or its address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner then set forth.

8.5.                            Governing Law.  This Employment Agreement shall be construed and enforced in accordance with, and the laws of the State of Georgia hereto shall govern the rights and obligations of the parties, without giving effect to the conflicts of law principles thereof.

8.6.                            Severability.  Whenever possible, each provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, will be interpreted in such manner as to be effective and valid under applicable law but the invalidity or unenforceability of any provision or portion of any provision of this Employment Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Employment Agreement in that jurisdiction or the validity or enforceability of this Employment Agreement, including that provision or portion of any provision, in any other jurisdiction.  In addition, should a court or arbitrator determine that any provision or portion of any provision of this Employment Agreement, including those contained in Section 4 hereof, is not reasonable or valid, either in period of time, geographical area, or otherwise, the parties hereto agree that such provision should be interpreted and enforced to the maximum extent which such court or arbitrator deems reasonable or valid.

8.7.                            Entire Agreement.  From and after the Effective Date, this Employment Agreement constitutes the entire agreement between the parties hereto, and supersedes all prior representations, agreements and understandings (including any prior course of dealings), both written and oral, between the parties hereto with respect to the subject matter hereof.

8.8.                            Counterparts.  This Employment Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.

8.9.                            Survivorship.  Upon the expiration or other termination of this Employment Agreement, the respective rights and obligations of the parties hereto, including, without limitation, with respect to the Executive’s obligations set forth in Section 4, shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Employment Agreement.

8.10.                     Binding Effect.  This Employment Agreement shall inure to the benefit of, and be binding on, the successors and assigns of each of the parties, including, without limitation, the Executive’s heirs and the personal representatives of the Executive’s estate and any successor to all or substantially all of the business and/or assets of the Company.

8.11.                     General Interpretive Principles.  The name assigned this Employment Agreement and headings of the sections, paragraphs, subparagraphs, clauses and subclauses of this Employment Agreement are for convenience of reference only and shall not in any way affect the meaning or interpretation of any of the provisions hereof.  Words of inclusion shall not be construed as terms of limitation herein, so that references to “include,” “includes” and “including” shall not be limiting and shall be regarded as references to non-exclusive and non-characterizing illustrations.  Any reference to a Section of the Internal Revenue Code of 1986, as amended, shall be deemed to include any successor to such Section.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

GYPSUM MANAGEMENT AND SUPPLY, INC.

/s/ Craig D. Apolinsky
By:	Craig D. Apolinsky
Title:	General Counsel

EXECUTIVE

/s/ John C. Turner, Jr.
John C. Turner, Jr.